Exhibit 99.1

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Contact:	Susan E. Moss Vice President of Corporate Communications (502) 596-7296

KINDRED HEALTHCARE PROMOTES GREGORY C. MILLER TO ITS EXECUTIVE COMMITTEE

Louisville, KY (January 3, 2006) – Kindred Healthcare, Inc. (the “Company”) (NYSE: KND) today announced that Gregory C. Miller has been named an executive officer and will serve as a member of the Company’s Executive Committee. Mr. Miller is the Senior Vice President, Corporate Development and Financial Planning for the Company. In this position, Mr. Miller oversees all merger, acquisition and divestiture activities of the Company and participates in the strategic planning for the Company. Mr. Miller joined the Company in January 2004 as Vice President, Corporate Development and Financial Planning.

Prior to joining the Company, Mr. Miller worked for six years in the Health Care Group of Houlihan Lokey Howard & Zukin (“Houlihan Lokey”), a leading middle market investment bank, where he was most recently a Senior Vice President. At Houlihan Lokey, Mr. Miller was active in all areas of corporate finance, including mergers and acquisitions, financial restructuring and business valuation. Prior to joining Houlihan Lokey, Mr. Miller worked for KPMG Peat Marwick as a Senior Consultant in their Business Valuation Group.

“Greg has been a great addition to our team and has played a significant role in advancing our development and growth strategy,” said Paul J. Diaz, President and Chief Executive Officer of the Company. “We look forward to expanding Greg’s role as a member of the senior management team.”

Kindred Healthcare, Inc. through its subsidiaries operates hospitals, nursing centers, institutional pharmacies and a contract rehabilitation services business across the United States.